Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-17031, 333-17055, 333-17405, 333-89219, 333-93593, 333-38444, 333-101780, 333-113041 and 333-125702 on Form S-8 and Nos. 333-24685 and 333-43071 on Form S-3 of Rockwell Automation, Inc. of our report dated November 9, 2006 (April 27, 2007 as to the classification of the Dodge mechanical and Reliance Electric motors and motor repair services businesses as discontinued operations described in Notes 1 and 13, the change in operating segments described in Notes 1 and 18, and subsequent events discussed in Note 20), relating to the financial statements and financial statement schedule of Rockwell Automation, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph related to the adoption of Statement of Financial Accounting Standard No. 123R, Share Based Payments and of FASB Interpretation No. 47, Accounting for Conditional Asset Retirement Obligations) appearing in this Current Report on Form 8-K of Rockwell Automation, Inc. dated April 27, 2007.
/s/ DELOITTE & TOUCHE LLP
Milwaukee, Wisconsin
April 27, 2007